Exhibit 99.1


FOR IMMEDIATE RELEASE               Contact:    William C. McCartney
                                                Chief Financial Officer

                                                Telephone:  (978) 688-1811
                                                Fax:        (978) 688-2976


          WATTS WATER TECHNOLOGIES REPORTS SECOND QUARTER 2005 RESULTS


      North Andover, MA...August 2, 2005. Watts Water Technologies, Inc. (NYSE Symbol "WTS") today announced results for the second quarter ended July 3, 2005. Sales for the second quarter ended July 3, 2005 were $228,183,000, an increase of $21,229,000, or 10%, from the second quarter last year. Net income for the second quarter ended July 3, 2005, was $13,913,000, or $0.42 per share, which includes a net loss from discontinued operations of $75,000, versus net income of $13,953,000, or $0.43 per share, which included a net loss from discontinued operations of $106,000 for the second quarter last year. Income from continuing operations for the second quarter ended July 3, 2005 decreased $71,000, or 1%,, to $13,988,000, or $0.42 per share, compared to income from continuing operations for the second quarter last year of $14,059,000, or $0.43 per share.

      Costs incurred for our manufacturing restructuring plan, net of tax, in the second quarters of 2005 and 2004 were $241,000, or $0.01 per share, and $344,000, or $0.01 per share, respectively.

      Sales for the six months ended July 3, 2005 were $447,210,000, an increase of $54,248,000, or 14%, from the same period last year. Net income for the six months ended July 3, 2005, was $26,271,000, or $0.80 per share, which includes a net loss from discontinued operations of $114,000, versus net income of $24,954,000, or $0.77 per share, which included a net loss of $100,000 from discontinued operations for the same period last year. Income from continuing operations increased $1,331,000, or 5%, for the six months ended July 3, 2005, to $26,385,000, or $0.80 per share, compared to income from continuing operations for the same period last year of $25,054,000, or $0.77 per share.

      Costs incurred for our manufacturing restructuring plans, net of tax, in the six months of 2005 and 2004 were $737,000, or $0.02 per share, and $1,068,000, or $0.03 per share, respectively.

      Patrick S. O'Keefe, Chief Executive Officer, commented, "Our overall increase in sales for the second quarter as compared to last year was achieved by internal growth, contributions from acquired companies and the change in foreign exchange rates. Our internal growth contributed $11,985,000 of the increase in sales in the second quarter ended July 3, 2005. Acquisitions contributed sales of $6,387,000 for the second quarter. This acquired growth was attributable to the June 2005 acquisition of Alamo Water Refiners, Inc., the May 2005 acquisition of Electro Controls Ltd., the January 2005 acquisitions of HF Scientific, Inc. and Sea Tech, Inc., and the May 2004 acquisition of Orion Enterprises, Inc. The change in foreign exchange rates for the second quarter ended July 3, 2005 increased our sales by $2,857,000, due primarily to the strengthening of the euro versus the U.S. dollar."

      "Our North American segment increased sales for the second quarter ended July 3, 2005 by 13% to $157,116,000 compared to $138,782,000 last year. This increase in North American sales was achieved through internal sales growth of $11,674,000, the inclusion of sales from the acquisitions of Alamo Water Refiners, Inc., HF Scientific, Inc., Sea Tech, Inc. and Orion Enterprises, Inc. totaling $5,752,000, and $908,000 due to favorable foreign exchange rates associated with the strengthening of the Canadian dollar versus the U.S. dollar."

      "Internal sales growth in the North American wholesale market for the second quarter ended July 3, 2005 increased 8% as compared to the second quarter last year. This increase was led by increased sales of backflow prevention units, as well as strength in our plumbing and under-floor radiant heating product lines. Our internal sales growth in the North American home improvement retail market increased 12% for the second quarter ended July 3, 2005 over last year. This increase was led by new product introductions including flood-safe connectors, pre-soldered copper fittings, hot water heater connector kits and hot water re-circulation pumps."

      "We derived 28% of our total sales for the second quarter ended July 3, 2005 from Europe compared to 29% last year. Sales in Europe for the second quarter ended July 3, 2005 increased $2,655,000, or 4% to $63,636,000, compared to last year. This increase is due to the favorable foreign exchange rates associated with the strengthening of the euro versus the U.S. dollar, which accounted for $1,949,000, the inclusion of the sales from the Electro Controls Ltd acquisition of $635,000 and internal sales growth of $71,000. The appreciation of the euro had a minimal impact on European income in the second quarter ended July 3, 2005, compared with a $0.01 per share effect for the second quarter last year."

      "Sales in China increased 3% to $7,431,000 for the quarter ended July 3, 2005 from $7,191,000 last year. Earnings in China also improved as compared to last year primarily due to the increased production levels."

      "Operating income for the quarter ended July 3, 2005 declined 2% to $24,201,000 as compared to $24,707,000 last year. This decrease is primarily attributable to the increased costs of our raw materials. We have experienced significant increases in costs of raw materials since June 2004, and copper and oil prices remain at historic levels. During the quarter ended July 3, 2005, we were not able to completely recover these increased costs through reduced manufacturing costs or increased selling prices in the North American market. We also incurred incremental pre-tax charges in the second quarter of 2005 of $541,000 for an acquisition earn out being treated as compensation expense.

These increased costs were partially offset by decreased costs of $697,000 to comply with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002."

      "We continue with the consolidation of our manufacturing plants in North America and Europe while continuing to expand our manufacturing capacity in China and other areas of the world in an effort to lower our cost of manufacturing. For the second quarter ended July 3, 2005 we recorded a pre-tax charge of approximately $398,000, which was comprised of $302,000 recorded in cost of sales primarily for accelerated depreciation for both the expected closure of a U.S. manufacturing plant and a reduction in the estimated useful lives of certain manufacturing equipment and $96,000 recorded in selling, general and administrative expenses for severance costs related to European restructuring. This compares to $560,000 recorded in cost of goods sold last year for accelerated depreciation for both the expected closure of a U.S. manufacturing plant and a reduction in the estimated useful lives of certain manufacturing equipment."

      On July 8, 2005, the Company acquired the water connector business of the Donald E. Savard Company located in San Gabriel, California. The acquisition of the water connector business of Savard is consistent with the Company's theme of water conservation, safety and control. This acquisition allows the Company to expand its presence in one of its leading product lines with a brand name that is well known to the plumbing wholesale market. Savard has annual revenues of approximately $6 million.

      On July 5, 2005, the Company acquired 100% of the outstanding stock of Microflex N.V., located in Rotselaar, Belgium. Microflex produces and distributes flexible, pre-insulated, waterproof PEX pipes for hot and cold water transport, as well as a range of accessory products including couplings, caps, and insulation kits in the HVAC and water protection markets. Microflex has annual revenues of $8.5 million.

      On June 20, 2005, the Company acquired the water softener business of Alamo Water Refiners, Inc. located in San Antonio, Texas. The products of Alamo are consistent with the Company's theme of water quality and provide many synergistic opportunities when utilized in conjunction with its existing water filtration and water quality businesses. The acquisition of Alamo also expands its distribution presence into the southwestern U.S. markets. Alamo has annual revenue of approximately $13 million.

      On May 11, 2005, the Company acquired 100% of the outstanding stock of Electro Controls Ltd. located in Hounslow, United Kingdom. Electro Controls designs and assembles a range of electrical controls for the HVAC market, with sales primarily in the United Kingdom with some export sales to the Middle East. Electro Controls has annual revenue of approximate $4 million.

      Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss second quarter results for 2005 on Wednesday, August 3, 2005, at 2:00 p.m. Eastern Time. The press release and the live web cast can be accessed by visiting the Investors section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until August 3, 2006.

      Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

      This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies' current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Watts' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: shortages in and pricing of raw materials and supplies including price increases by suppliers of raw materials and the Company's ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, costs associated with efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, identification and disclosure of material weaknesses in our internal controls over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, impacting the markets where the Company's products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company's manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading "Certain Factors Affecting Future Results" in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release.

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Second Quarter Ended        Six Months Ended
                                                         ----------------------    ----------------------
                                                          July 3,      June 27,     July 3,      June 27,
                                                            2005         2004         2005         2004
                                                         ---------    ---------    ---------    ---------
STATEMENTS OF INCOME

Net sales                                                $ 228,183    $ 206,954    $ 447,210    $ 392,962

Income from continuing operations                        $  13,988    $  14,059    $  26,385    $  25,054
Loss from discontinued operations                              (75)        (106)        (114)        (100)
                                                         ---------    ---------    ---------    ---------
Net income                                               $  13,913    $  13,953    $  26,271    $  24,954
                                                         =========    =========    =========    =========

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents      33,077       32,726       33,032       32,639

Earnings per Share:
     Continuing operations                               $    0.42    $    0.43    $    0.80    $    0.77
     Discontinued operations                                    --           --           --           --
                                                         ---------    ---------    ---------    ---------
     Net income                                          $    0.42    $    0.43    $    0.80    $    0.77
                                                         =========    =========    =========    =========

Cash dividends per share                                 $    0.08    $    0.07    $    0.16    $    0.14

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except share information)
                                   (Unaudited)

                                                                                  July 3,     December 31,
ASSETS                                                                             2005          2004
                                                                                ----------    ----------
CURRENT ASSETS:
    Cash and cash equivalents ...............................................   $   66,236    $   65,913
    Investment securities ...................................................           --        26,600
    Trade accounts receivable, less allowance for doubtful accounts of
       $7,913 at July 3, 2005 and $7,551 at December 31, 2004 ...............      171,726       150,073
    Inventories, net:
       Raw materials ........................................................       65,306        61,250
       Work in process ......................................................       27,540        28,020
       Finished goods .......................................................      123,272       113,774
                                                                                ----------    ----------
          Total Inventories .................................................      216,118       203,044
    Prepaid expenses and other assets .......................................       16,755        14,359
    Deferred income taxes ...................................................       28,297        27,463
    Assets of discontinued operations .......................................        9,372        10,227
                                                                                ----------    ----------
       Total Current Assets .................................................      508,504       497,679
                                                                                ----------    ----------
PROPERTY, PLANT AND EQUIPMENT:
    Property, plant and equipment, at cost ..................................      321,413       321,655
    Accumulated depreciation ................................................     (175,512)     (170,966)
                                                                                ----------    ----------
       Property, plant and equipment, net ...................................      145,901       150,689
                                                                                ----------    ----------
OTHER ASSETS:
    Goodwill ................................................................      232,327       226,178
    Other ...................................................................       54,103        49,702
                                                                                ----------    ----------
TOTAL ASSETS ................................................................   $  940,835    $  924,248
                                                                                ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable ........................................................   $   76,577    $   73,606
    Accrued expenses and other liabilities ..................................       59,226        64,604
    Accrued compensation and benefits .......................................       28,685        29,679
    Current portion of long-term debt .......................................        6,198         4,981
    Liabilities of discontinued operations ..................................       23,456        24,303
                                                                                ----------    ----------
       Total Current Liabilities ............................................      194,142       197,173
                                                                                ----------    ----------
LONG-TERM DEBT, NET OF CURRENT PORTION ......................................      196,581       180,562
DEFERRED INCOME TAXES .......................................................       20,235        19,578
OTHER NONCURRENT LIABILITIES ................................................       24,657        26,632
MINORITY INTEREST ...........................................................        7,525         7,515
STOCKHOLDERS' EQUITY:
    Preferred Stock, $.10 par value; 5,000,000 shares authorized;
       no shares issued or outstanding ......................................           --            --
    Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
       1 vote per share; issued and outstanding: 25,174,148 shares at
       July 3, 2005 and 25,049,338 shares at December 31, 2004 ..............        2,517         2,505
    Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
       10 votes per share; issued and outstanding: 7,343,880 shares at
       July 3, 2005 and at December 31, 2004 ................................          734           734
    Additional paid-in capital ..............................................      143,222       140,172
    Retained earnings .......................................................      345,194       324,145
    Deferred compensation ...................................................       (2,068)       (1,386)
    Accumulated other comprehensive income ..................................        8,096        26,618
                                                                                ----------    ----------
       Total Stockholders' Equity ...........................................      497,695       492,788
                                                                                ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..................................   $  940,835    $  924,248
                                                                                ==========    ==========

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                                       Second Quarter Ended          Six Months Ended
                                                                     ------------------------    ------------------------
                                                                       July 3,      June 27,       July 3,      June 27,
                                                                         2005         2004           2005         2004
                                                                     ----------    ----------    ----------    ----------
Net sales ........................................................   $  228,183    $  206,954    $  447,210    $  392,962
Cost of goods sold ...............................................      147,000       131,327       288,649       252,423
                                                                     ----------    ----------    ----------    ----------
    GROSS PROFIT .................................................       81,183        75,627       158,561       140,539
Selling, general & administrative expenses .......................       56,886        50,920       112,592        96,054
Restructuring ....................................................           96            --           458            --
                                                                     ----------    ----------    ----------    ----------
    OPERATING INCOME .............................................       24,201        24,707        45,511        44,485
                                                                     ----------    ----------    ----------    ----------
Other (income) expense:
    Interest income ..............................................         (329)         (261)         (638)         (563)
    Interest expense .............................................        2,567         2,758         5,088         5,302
    Minority interest ............................................           72           340           137           515
    Other ........................................................          (90)          (92)         (177)         (256)
                                                                     ----------    ----------    ----------    ----------
                                                                          2,220         2,745         4,410         4,998
                                                                     ----------    ----------    ----------    ----------
     INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES .......       21,981        21,962        41,101        39,487
Provision for income taxes .......................................        7,993         7,903        14,716        14,433
                                                                     ----------    ----------    ----------    ----------
    INCOME  FROM CONTINUING OPERATIONS ...........................       13,988        14,059        26,385        25,054
Loss from discontinued operations, net of taxes ..................          (75)         (106)         (114)         (100)
                                                                     ----------    ----------    ----------    ----------
    NET INCOME ...................................................   $   13,913    $   13,953    $   26,271    $   24,954
                                                                     ==========    ==========    ==========    ==========

BASIC EPS
Income per share:
    Continuing operations ........................................   $     0.43    $     0.43    $     0.81    $     0.78
    Discontinued operations ......................................           --            --            --            --
                                                                     ----------    ----------    ----------    ----------
    NET INCOME ...................................................   $     0.43    $     0.43    $     0.81    $     0.78
                                                                     ==========    ==========    ==========    ==========
Weighted average number of shares ................................       32,475        32,265        32,442        32,202
                                                                     ==========    ==========    ==========    ==========

DILUTED EPS
Income per share:
    Continuing operations ........................................   $     0.42    $     0.43    $     0.80    $     0.77
    Discontinued operations ......................................           --            --            --            --
                                                                     ----------    ----------    ----------    ----------
    NET INCOME ...................................................   $     0.42    $     0.43    $     0.80    $     0.77
                                                                     ==========    ==========    ==========    ==========
Weighted average number of shares ................................       33,077        32,726        33,032        32,639
                                                                     ==========    ==========    ==========    ==========

     Dividends per share .........................................   $     0.08    $     0.07    $     0.16    $     0.14
                                                                     ==========    ==========    ==========    ==========

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                               SEGMENT INFORMATION
                             (Amounts in thousands)
                                   (Unaudited)


                                    Net Sales

                             Second Quarter Ended          Six Months Ended
                           ------------------------    ------------------------
                             July 3,      June 27,       July 3,      June 27,
                              2005          2004          2005          2004
                           ----------    ----------    ----------    ----------

North America              $  157,116    $  138,782       304,593       259,764
Europe                         63,636        60,981       130,070       121,014
China                           7,431         7,191        12,547        12,184
                           ----------    ----------    ----------    ----------
Total                      $  228,183    $  206,954       447,210       392,962
                           ==========    ==========    ==========    ==========


                                Operating Income

                             Second Quarter Ended          Six Months Ended
                           ------------------------    ------------------------
                             July 3,      June 27,       July 3,      June 27,
                              2005          2004          2005          2004
                           ----------    ----------    ----------    ----------

North America              $   19,695    $   21,077        37,523        36,235
Europe                          7,952         7,992        15,445        15,437
China                             572           457         1,117            (1)
Corporate                      (4,018)       (4,819)       (8,574)       (7,186)
                           ----------    ----------    ----------    ----------
Total                      $   24,201    $   24,707        45,511        44,485
                           ==========    ==========    ==========    ==========